EXHIBIT 99.1



                                                  Company Contacts:

                                                  Edwin C. Quattlebaum
                                                  President and CEO

                                                  Michael R.N. Thomas
                                                  Vice President and CFO
                                                  (410) 381-3840


     Columbia, Maryland, September 30, 1996 -- biosys, inc. (NASDAQ/NM: BIOS) filed for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Maryland in Baltimore on Friday, September 27, 1996. The Company will operate as a debtor-in-possession and intends to formulate a plan of reorganization or a plan of liquidation. Creditors will be receiving notice of the filing from the Court.

     biosys stated that is has proved impossible to raise the financing necessary to alleviate a chronic cash shortage occasioned by losses from poor operating and market conditions. As announced earlier with the publication of its second quarter results, unusually cool and wet weather had depressed revenues in key market segments, and severely reduced available cash resources.

     Separately, biosys has notified NASDAQ that the Company is unable to comply with certain NASDAQ requirements. First, a sufficient number of preferred shareholders have sought to convert their preferred shares to common shares such that, if the conversions occur, the conversions would account for more than 20% of the Company's outstanding common shares. biosys had agreed to an undertaking with NASDAQ pursuant to which the Company agreed that in the event of that amount of conversions, the Company would redeem sufficient preferred shares such that the conversions would account for less than 20% of the Company's outstanding shares. biosys has notified NASDAQ that, in view of its financial situation, it cannot comply with that undertaking.

     The Company has also notified NASDAQ that it cannot meet the NASDAQ National Market System's $4 million net tangible assets requirements. In addition, the Company received notice from NASDAQ that the Company does not meet the minimum bid price test.

     In view of these circumstances, the Company expects that its stock will be delisted from NASDAQ.

     biosys is a leader in the development and commercialization of biological products worldwide, primarily for insect control applications, based on multiple technologies, including nematodes, baculoviruses, as well as environmentally benign botanical and pheromone products. biosys also has a contract fermentation business unit, which scales up and produces fermentation products for third party clients. biosys has active research programs in a variety of areas, including nematode and pheromone products development, baculovirus production via both in vivo and in vitro methodologies, and applications of recombinant virus technology.